                                                                EXHIBIT 10(u)
                             MANUFACTURING AGREEMENT

         THIS MANUFACTURING AGREEMENT (the "Agreement") is entered into and effective as of the 30 day of September, 1997, by and between AlliedSignal Inc., a Delaware corporation, by and through its Communications Systems business unit having a principal place of business at 1300 East Joppa Road, Baltimore, Maryland 21286-5999 ("AlliedSignal") and Mykotronx, Inc., a California corporation, having a principal place of business at 357 Van Ness Way, Suite 200, Torrance, California 90501 ("Mykotronx"). AlliedSignal and Mykotronx may be individually referred to as a "Party" or collectively referred to as the "Parties".

         WHEREAS, the Parties have entered into in addition to this Agreement:
(a) an Asset Purchase Agreement (the "Purchase Agreement"), dated as of September 30, 1997, which provides for the sale by AlliedSignal to Mykotronx of certain assets including assets used in the manufacture and sale of the "Products", as defined below, and certain ancillary components and parts used in connection with the Products ("Ancillaries"); and (b) a Development Agreement on such date ("Development Agreement") to develop a later generation product for future sales (all three Agreements hereinafter referred to collectively as the "Collective Agreements"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

         WHEREAS, the Parties have determined that it is mutually desirable for AlliedSignal to continue to manufacture the Products for and in behalf of Mykotronx.

         WHEREAS, the Parties wish to enter into this Manufacturing Agreement which shall set forth the terms and conditions upon which AlliedSignal shall continue to manufacture Products for Mykotronx.


         NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

1.  TERM OF AGREEMENT; TERMINATION

         (a) This Agreement shall expire on December 31, 1999, subject to earlier termination pursuant to the provisions of this Agreement.

         (b) Mykotronx may, at its option, terminate this Agreement prior to December 31, 1999, by giving written notice to AlliedSignal of its desire to terminate this Agreement. Such notice shall include the effective date of the termination which date shall be not less than 180 days after the date of such notice. Such notice shall be given, if at all, at any time after June 30, 1998, but not later than June 30, 1999.

         (c) Any provisions hereof that by their nature would be expected to survive the termination of this Agreement shall survive and not be affected by the termination or expiration of this Agreement, including, without limitation, Sections 13, 18, 19, 23 and 24.

2.  MANUFACTURING

         A. AlliedSignal shall manufacture and/or purchase the products for Mykotronx listed in EXHIBIT A annexed to this Agreement and made a part hereof, to the specifications and/or part number configurations identified opposite each product (hereinafter referred to as the "Product " or "Products"), including the Ancillaries used in connection with the Products set forth in EXHIBIT A.

         B. The Product is a conceptual configuration and the subject of the Development Agreement. Upon completion of development of the Product, EXHIBIT A hereto shall be amended to add the Product to this Agreement as a Product.

3.  LICENSE TO MANUFACTURE

         For the term of this Agreement, Mykotronx does hereby grant to AlliedSignal a non-exclusive, royalty-free, irrevocable right and license: (i) to use all Intellectual Property transferred to Mykotronx by AlliedSignal pursuant to the Purchase Agreement and (ii) to make Products, or have the Products made, including purchasing the Ancillaries used in connection with the Products.

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4.  PROHIBITION ON THIRD PARTY SALES

         AlliedSignal agrees to manufacture the Products and/or Ancillaries used in connection with the Products exclusively for Mykotronx and further agrees not to sell any of the Products and/or Ancillaries used in connection with the Products to any third party unless directed to do so in writing by Mykotronx.

5.  FORECASTS

         Commencing not later than November 1, 1997, Mykotronx shall submit in writing to AlliedSignal a forecast of Products and Ancillaries that Mykotronx expects will be required for sale within the next six (6) months. The forecast shall include the total quantity and type of Products and Ancillaries, identified by part number, and such forecast shall be revised monthly. Forecasts are for general planning purposes only and, accordingly, Mykotronx shall not be responsible for forecasts that later turn out to be inaccurate.

6.  PURCHASE ORDERS

         A. Notwithstanding the provisions set forth in the paragraph entitled FORECASTS, Mykotronx shall issue purchase orders ("Purchase Orders") for all Products ordered which shall include the unit price, quantity, cumulative price, anticipated delivery date, place of delivery and method of transportation and carrier. Any terms and conditions contained in a Purchase Order that are inconsistent with the terms and conditions set forth in this Agreement shall have no force and effect unless set forth in writing executed by both Parties. AlliedSignal agrees to accept mandatory flowdown clauses similar to those accepted by Mykotronx in its prime contracts and to incorporate the terms and conditions thereof in the Purchase Orders. In addition, the Parties agree to negotiate in good faith to incorporate termination provisions similar to those accepted by Mykotronx in its prime contract(s) with its customers for the Products. Other additional terms and conditions shall have no force and effect.

         B. Deliveries shall be made pursuant to reasonable manufacturing schedules based on no less than a sixty (60) day lead time.

         C. Mykotronx agrees to place Purchase Orders for a minimum quantity of
___ Units for delivery per month and shall not exceed a maximum quantity of ___ Units for delivery per month (except as contemplated otherwise in this Section 6.C). Any requirements for a quantity of less than ___ Units (but not less than
___ Units) or more than ___ Units (but not more than ___ Units) shall be priced as provided on Part III of Exhibit B, and the delivery schedule shall be adjusted if impacted by an order outside the _______ minimum-maximum quantity range. "Units" shall mean, collectively, the Product embeddable _____ COMSEC module, the Product high speed embeddable ____ COMSEC module, the ____, and the Product (which is the subject of the Development Agreement). If the Product has not been endorsed by the NSA by January 1, 1999, then, commencing in January 1999, and continuing on a month-to-month basis thereafter, Mykotronx shall be relieved of its obligation to purchase a minimum number of Units until the first calendar month after the month in which the Product receives NSA endorsement.

         D. Payment for Products and/or Ancillaries ready for delivery shall be made by Mykotronx on a net thirty (30) basis from receipt of the invoice from AlliedSignal with respect to deliveries under the IDIQ and on a net forty-five
(45) basis for all other deliveries (including purchase orders for Mykotronx to be shipped to its inventory). Invoices shall be transmitted to Mykotronx at the time the Products are deemed "accepted" as provided in Section 12 hereof.

         E. Notwithstanding anything which may be to the contrary herein, Mykotronx shall deliver to AlliedSignal an initial Purchase Order hereunder not later than November 1, 1997. Such initial Purchase Order shall cover Mykotronx' orders for Products for the period October 1, 1997, through December 31, 1997, and for each month in such period shall include orders for at least ____ Units in the aggregate per month. In addition the Purchase Order for the month of October 1997 shall include orders that reflect by AlliedSignal in such month pursuant to the next sentence of this Section 6.E. For the period from October 1, 1997 through the date Mykotronx delivers the initial Purchase Order, AlliedSignal shall continue to manufacture and ship Products in a manner that is, at a minimum, sufficient to satisfy existing outstanding obligations under the Customer Contracts, and Mykotronx shall be deemed to have ordered such Products as if it had delivered a Purchase Order therefor.

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7.  PRICING

         A. Pricing for the Products and/or Ancillaries ("Transfer Price") shall remain firm through December 31, 1999, as shown in Part I of EXHIBIT B annexed hereto and made a part of this Agreement, except that such prices may be adjusted to reflect an increase in the cost of material (applying burden rates applicable thereto) in accordance with the formula set forth in Part Il of EXHIBIT B. In addition, in the event that any raw materials or component parts are supplied by Mykotronx, an appropriate decrease will be made in the transfer price.

         B. The price to be paid by Mykotronx to AlliedSignal for the Presidio module on a pass-through basis shall be fixed at $____ per unit; provided, however, that in the event that any materials relating to the Presidio module are supplied by Mykotronx, an appropriate decrease will be made in such $____ base transfer price net of the amount, if any, accruing to the benefit of AlliedSignal pursuant to the next sentence of this Section 7.B. In the event the Presidio module cost is less than or exceeds the $____ unit cost, Mykotronx and AlliedSignal shall share any price decrease benefit and/or price increase cost on an equal basis below and above such unit cost, but AlliedSignal's maximum liability or benefit under this provision for Presidio cost increases above or decreases below the $____ per unit cost shall cumulatively not exceed $______. Upon AlliedSignal incurring $______ in costs for its share of price increases in excess of $____ per unit, Mykotronx shall thereafter be responsible for all such costs of the Presidio module.

         C. Upon completion of the development of the Product pursuant to the Development Agreement, an initial Transfer Price shall be established for this new Product which shall be determined in a manner consistent with the manner in which the initial transfer prices hereunder were determined. In furtherance and not in limitation of the foregoing, such price shall include AlliedSignal's material costs plus burden (at 1997 rates) and labor costs plus burden at 1998 rates, plus 1.5% for warranty and 1% for administrative requirements, with no other general and administrative expenses included in the Transfer Price of the Product. After the initial Transfer Price has been determined, such initial Transfer Price shall be added to Part I of EXHIBIT B hereto, and such price shall remain firm through December 31, 1999, except that such price may be adjusted to reflect an increase in the cost of material (applying burden rates applicable thereto) in accordance with the formula set forth in Part II of EXHIBIT B or as otherwise contemplated in Section 7.B, this Section 7.C or
Section 7.D. In addition, in the event that any raw materials or component parts are supplied by Mykotronx, an appropriate decrease will be made in the transfer price.

         D. Notwithstanding anything which may be to the contrary herein, the transfer price for the Product (with respect to orders placed for delivery within the month ___ minimum/ ___ maximum Unit range) shall not exceed $ ____ per unit (the "Cap"), provided, however , that the Cap shall be increased on a dollar for dollar basis to the extent that the cost of the Presidio module exceeds $____ per unit. For Product Units that are ordered for delivery outside of the monthly ___ minimum/ ___ maximum range, AlliedSignal will offer Transfer Prices which shall be determined in a manner consistent with the 90% learning curve methodology used to determine the ranges outside the ___ minimum/ ___ maximum ranges set forth in Part III of Section B.

         E. Attached hereto as Exhibit C is a list of the elements included in the build up of the Transfer Price. If any element relating to price has been included in the build up of the Transfer Price, then, notwithstanding any provision which may be to the contrary herein, Mykotronx shall not be charged separately for such cost elements. If it is determined that inadvertently Mykotronx has been charged separately for a cost that is included in the transfer price, then AlliedSignal shall give Mykotronx a credit for the amount of such overcharge and shall thereafter cease to bill Mykotronx separately for such charges.

8.  CHANGES

         Any changes to the drawings, designs or specifications of the Products required by Mykotronx shall be communicated to AlliedSignal in writing. The delivery date and the price of the Products shall be adjusted if any such changes agreed upon by the Parties cause a delay in delivery or increase in the costs of manufacture of the Products. Anything to the contrary notwithstanding, AlliedSignal shall assume the costs of all changes cumulatively on a recurring and non-recurring basis up to $______ (net of any such costs that are included in the Transfer Price) and Mykotronx shall thereafter be responsible for the costs incurred by AlliedSignal in implementing changes to the Products.

9.  SHIPMENTS, FACTORY RELOCATION; FACTORY QUALIFICATION

         A. Method of transportation and carrier are to be in accordance with the instructions contained in the Purchase Orders. All shipments shall be FOB AlliedSignal shipping dock, Baltimore, Maryland, or such other FOB Origin point designated by AlliedSignal. The cost of insurance and freight shall be paid for by Mykotronx except for freight for shipment under the IDIQ which shall be absorbed by AlliedSignal as part of the Transfer Price. Title and the risk of loss, damage and destruction shall pass to Mykotronx at the FOB point. Shipments shall be made directly to Mykotronx customers, per instructions to AlliedSignal by Mykotronx as set forth in Purchase Orders.

         B. In the event AlliedSignal elects to reorganize, merge, sell or otherwise change the structure of the business organization manufacturing the Products and/or the Ancillaries, AlliedSignal without the consent of any Party may move the factory. In such event, AlliedSignal shall notify Mykotronx one hundred twenty (120) days in advance of such move and AlliedSignal shall be responsible for any required requalification related to the Products and/or Ancillaries. For purposes of this Agreement, "AlliedSiginal Facility" shall mean the current location of the manufacturing operations, which is 1300 East
Joppa Road, Baltimore, Maryland 21286, or such other location to which the operations may be moved in accordance with this Section 9.B.

         C. During the term of this Agreement, AlliedSignal shall maintain facility clearance, COMSEC Account and Security clearance and controls as required by the flow down provisions per DD 254 of the IDIQ for the AlliedSignal Facility.

10.  DELIVERY DATE-LIQUIDATED DAMAGES

         A. Delivery will be accomplished within the time specified on the face of the Purchase Order ("Due Date'), provided such date allows proper lead time as set forth in this Agreement. Anything to the contrary notwithstanding, AlliedSignal shall not be liable for any reasonable delay in production or delivery, until it receives a fifteen (15) day advance notice ("Notice Period") of such delinquency giving AlliedSignal sixty (60) days from the expiration of the Notice Period to cure the delinquency ("Cure Period"), for a total of 75 days from the date the notice is received; provided, however, that the Notice Period and Cure Period shall not apply to delays in production or delivery that are the result of the relocation of the manufacturing operations as contemplated in Section 9. Delivery shall be deemed complete when the Products are delivered to the FOB point.

         B. In the event AlliedSignal fails to cure the delinquency prior to the expiration of the Notice Period and Cure Period, AlliedSignal shall pay to Mykotronx as liquidated damages, a sum of one percent (1%) of the Transfer Price of the Products and/or Ancillaries that were ordered by Mykotronx' customers and remain unshipped for each month (beyond the seventy-five (75) day Notice and Cure Period) that such Products so remain unshipped, not to exceed a total of ($_______) of liquidated damages in the aggregate. Anything to the contrary notwithstanding, no liquidated damages under this section entitled DELIVERY DATE-LIQUIDATED DAMAGES shall be due and owing: (1) for Products that remain unshipped as of September 30, 1998 (which are addressed in the Development Agreement); or (2) if the delays in delivery are caused by the U.S. Government or any of its agencies or departments (which are not attributable to the performance or non-perfonnance by AlliedSignal) or by force majeure events.

         C. In the event AlliedSignal is obligated by the terms of this Agreement to pay liquidated damages to Mykotronx, AlliedSignal shall pay such sum on a net thirty (30) basis from receipt of Mykotronx' invoice for same, provided AlliedSignal does not dispute such invoice.

11.  FORCE MAJEURE

         In the event a delay in production or delivery occurs which delay is occasioned by: (a) acts of God, including but not limited to fire, floods or unusually severe weather; (b) civil or military authority, war, hostility, riots, government action in its contractual or sovereign capacity; (c) strikes or other labor actions; or (d) where such delay is occasioned by other causes beyond the control of AlliedSignal and without its fault or negligence, then the date or dates for delivery of the equipment shall be extended for a period equal to the time lost by reason of any such delay. Anything to the contrary notwithstanding, AlliedSignal shall be responsible for delays caused by subcontractors failing to make timely deliveries unless such delays are caused by force majeure events, subject to the limitations set forth in paragraph B of the section, entitled DELIVERY DATES-LIQUIDATED DAMAGES.

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12.  INSPECTION AND ACCEPTANCE

         Acceptance of Products shall take place at the AlliedSignal Facility:
(a) with respect to orders to be shipped to a Government customer when such customer delivers to AlliedSignal a signed fonn DD 250 authorizing shipment of Products and/or Ancillaries; (b) with respect to all other orders (excluding orders delivered to the account of Mykotronx), when AlliedSignal signs-off on a commercial shipper accompanied by a Certificate of Conformance, authorizing shipment of the Products and/or Ancillaries, or (c) with respect to orders delivered to the account of Mykotronx, when AlliedSignal signs off on a Certificate of Conformance. Upon reasonable prior notice, during normal business hours Mykotronx or its customers for the Products and/or Ancillaries may inspect the Products and/or Ancillaries, including testing thereof, at the AlliedSignal Facility.

13.  WARRANTY

         (a) AlliedSignal warrants to Mykotronx' customers that the Products it delivers hereunder will be free from defects in material and workmanship at the time of acceptance. This Warranty will terminate one (1) year after the date of such acceptance or such longer period as is required by the Indefinite Delivery-Indefinite Quantity ("IDIQ") contract with the NSA ("Warrantv Period"). Notification of any such defect must be given by Mykotronx to AlliedSignal within the Warranty Period. AlliedSignal's obligation under this Warranty is limited to repairing or replacing any Product which is determined by AlliedSignal to be defective.Repair or replacement will be accomplished at the AlliedSignal Facility. Defective items returned to AlliedSignal pursuant to this Warranty will be delivered to the AlliedSignal Facility, freight prepaid. AlliedSignal will return such items to Mykotronx or its customer at Mykotronx's option, freight prepaid. Products replaced will become the property of AlliedSignal.

         (b) In addition, for so long as AlliedSignal is manufacturing Products for Mykotronx hereunder, if and as requested by Mykotronx, AlliedSignal shall repair or replace out-of-warranty Products on the terms and conditions provided in Section 14.C.

         (c) This Warranty does not cover components that are expendable in normal use and thus have an unpredictable service life, such as batteries.

         (d) Products that have been repaired or replaced during the Warranty Period are warranted for the remainder of the unexpired portion of the original Warranty Period or as otherwise required by the IDIQ.

         (e) If AlliedSignal does not find any defects in workmanship or material, or if the Warranty Period has expired, AlliedSignal's regular charges shall apply and Mykotronx shall pay all such charges including transportation costs.

         (f) AlliedSignal is released from all obligations under its Warranty in the event repairs or modifications are made by persons other than its own authorized personnel unless such work is authorized in writing by AlliedSignal.

         THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WHICH ARE HEREBY EXPRESSLY DISCLAIMED. ALLIEDSIGNAL'S LIABILITY UNDER THIS WARRANTY IS EXPRESSLY LIMITED TO THE REPAIR OR REPLACEMENT, AT ITS OPTION, OF ANY PRODUCT CONTAINING A DEFECT IN MATERIAL OR WORKMANSHIP AT THE TIME OF DELIVERY. IN NO EVENT SHALL ALLIEDSIGNAL BE LIABLE FOR DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR OTHER DAMAGES RESULTING FROM DEFECTS IN MATERIAL OR WORKMANSHIP IN THE PRODUCTS DELIVERED. THE SOLE REMEDY SHALL BE REPAIR OR REPLACEMENT FOR ANY SUCH DEFECTS UNDER THE TERMS OF THIS WARRANTY.

14.  SUPPORT AND TRANSITION SERVICES

         A. AlliedSignal shall maintain a dedicated hotline to handle customer inquiries for the Products. Such hotline shall be open 24 hours a day seven days a week, but shall be manned by one person between the hours of 8 A.M. and 4:00 P.M. weekdays. Calls received on a voice recorder during time periods in which the telephone is not manned shall be addressed on the next business day.

         B. In-warranty service during the term of this Agreement shall be performed by AlliedSignal for the Products at no additional cost to Mykotronx other than as included in the Transfer Prices.

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         C. Out-of-warranty service during the term of this Agreement shall be performed by AlliedSignal for the Products to be billed to Mykotronx and paid to AlliedSignal at the rate of $___ per Unit in 1997 and 1998 and $___ per Unit in 1999. Prior to performing any out-of-service warranty repair AlliedSignal shall test/troubleshoot the unit in a manner consistent with its past practices..

         D. The furnishing of personnel for travel to a customer location, if necessary, shall be performed by AlliedSignal during the term of this Agreement to be billed to Mykotronx and paid to AlliedSignal at the then existing hourly rates as set forth in AlliedSignal's then current forward pricing rates for the personnel traveling, in addition to reasonable expenses incurred for travel, meals and lodging.

         E. AlliedSignal shall provide to Mykotronx at no cost office space, telephone service and access to office equipment and supplies reasonably necessary to support Mykotronx personnel at AlliedSignal's manufacturing site for the purpose of understanding the manufacturing processes of the Product and the acquired assets. In addition, Mykotronx will have access to AlliedSignal employees in order to facilitate its understanding thereof.

15.  TRANSFER OF EQUIPMENT/RECORDS

         A. The Personal Property as defined in the Purchase Agreement may be purchased by Mykotronx upon the expiration of this Agreement as provided in section 13.5 of the Purchase Agreement.

         B. During the term of this Agreement, AlliedSignal shall provide when issued the following production detail and status reports:

                           Master Production Schedule
                           Business Requirement Plan
                           MRP Exception Report
                           Linearity Report
                           Drill Down Report
                           Scrap Report
                           ICAT Meeting Report
                           Field Service\Hotline Database

16.  PRODUCT DEFECTS OR RECALL

         AlliedSignal, at its cost, shall be responsible for the correction of any design defects found in Products shipped by AlliedSignal, including the costs of recalling the Products and engineering services to make such corrections.

17.  ORDERLY TRANSITION

         Upon the expiration of this Agreement AlliedSignal shall provide, at no additional cost, reasonable assistance to Mykotronx in effectuating an orderly transition of the acquired assets to a location designated by Mykotronx. Such activities shall be arranged so as to minimize any interruption of AlliedSignal's normal business operations. Mykotronx shall assume the costs of such transition, including the costs of crating, packing, transportation, insurance, indexing and cataloging information and such other costs incurred in transferring a product line to another location.

18.  LIMITATION ON DAMAGES

         A. Notwithstanding anything to the contrary in the Collective Agreements, AlliedSignal's liability under the clauses entitled: (a) PRICING, and DELIVERY DATE-LIQUIDATED DAMAGES of this Agreement and (b) PRODUCT DELIVERY DATE-LIQUIDATED DAMAGES of the Development Agreement shall not exceed ($______) in the aggregate.

         B. IN NO EVENT SHALL EITHER PARTY HERETO BE LIABLE TO THE OTHER PARTY HERETO FOR INDIRECT, INCIDENTALS CONSEQUENTIAL OR EXEMPLARY DAMAGES THAT ARE CLAIMED TO BE INCURRED BY THE OTHER PARTY WHETHER SUCH CLAIM ARISES UNDER CONTRACT, TORT (INCLUDING STRICT LIABILITY) OR OTHER THEORY OF LAW RELATED TO PERFORMANCE HEREUNDER OR AN ALLEGED BREACH OF A CONTRACT HEREUNDER.

         C. The terms "indirect, incidental, consequential or exemplary damages" as used herein shall include, but is not limited to, punitive damages, loss of use, loss of business reputation, increased expense of operation, loss of profit, cost of money and loss of use of capital or revenue arising at any time.

         D. A claim under this Agreement, the Purchase Agreement, or the Manufacturing Agreement shall preclude a claim on the same subject matter under any of the other three Agreements.

19.  NO SET-OFF

         All monies owed for orders placed under a Purchase Order shall be due and payable under the terms of this Agreement and Mykotronx shall not set off said sum due AlliedSignal under any Purchase Order from sums, whether liquidated or not, that are or may be due Mykotronx which arise out of a different transaction or Purchase Order with AlliedSignal, its divisions, subsidiaries or affiliates.

20.  FURTHER ASSURANCES

         The Parties covenant and agree that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each of the Parties shall execute and deliver any further legal instruments and perform such acts which are or may become necessary to effectuate the purposes of this Agreement.

21.  RELATIONSHIP

         AlliedSignal is an independent contractor engaged by Mykotronx in the manufacture of Products. Nothing in the Agreement shall constitute AlliedSignal as an employee, agent or general representative of Mykotronx. This Agreement shall not constitute appointment of either Party as the legal representative or agent of the other, nor shall either Party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against, or in the name of, or on behalf of, the other Party.

22.  INSOLVENCY

         Either Party may cancel this Agreement in the event of the suspension of the other Party's business, insolvency of the other Party, the institution of bankruptcy, reorganization, arrangement or liquidation proceedings involving or affecting the other Party, or any assignment for the benefit of creditors of the other Party, or receivership that the other Party places itself in or may be placed in.

23.  CHOICE OF LAW

         This Agreement shall be governed, construed and enforced under the laws of the State of New York, excluding its conflict of laws provisions.

24.  RESOLUTION OF DISPUTES

         In the event of a dispute relating to this Agreement, the parties shall make a good faith effort to settle any differences without resorting to arbitration. If settlement of the dispute is not possible either party may invoke arbitration. However, the party wishing to initiate arbitration shall give thirty (30) days prior notice to the other party. During this thirty (30) day period selected upper management personnel shall further attempt to resolve the dispute. Any unresolved dispute arising out of or relating to this Agreement, including its interpretation, validity, scope and enforcability, shall be resolved by arbitration to be held exclusively in the City of New York, New York. Such arbitration shall be the parties' exclusive remedy. The arbitration shall apply the law of the State of New York to the dispute, exclusive of its conflict of laws and shall be conducted in accordance with the then-existing Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall be empowered to assess compensatory damages except in areas where this Agreement exempts any party from liability or limits such damages. The judgment of the arbitrator shall be final and binding on the parties and any party may enter the arbitration award as a final judgment in a court of competent jurisdiction with power to enforce the arbitration award. The parties shall pay their own arbitration expenses and shall equally share the arbitrator's costs and fees and the arbitrator shall allocate such costs and fees equally between the parties as part of the award.

25.  ASSIGNMENT

         This Agreement may not be assigned without the prior written consent of the other Party which consent shall not be unreasonably withheld by any party, provided, however , that without any such consent (i) AlliedSignal may assign any of its rights hereunder to any wholly owned subsidiary of AlliedSignal or to any purchaser of substantially all of the assets of the business unit to which the Products relate, and

         (ii) Mykotronx may assign any of its rights hereunder to any wholly-owned subsidiary of Rainbow or to any purchaser of substantially all of the assets of Rainbow. In addition, AlliedSignal may assign to a bank or lending institution any proceeds due under this Agreement without the consent of Mykotronx.

26.  HEADINGS AND DEFINITIONS

         The headings of the articles, sections or paragraphs used in this Agreement are included for convenience only and are not to be used in construing or interpreting the Agreement.

27.  SEVERABILITY

         In the event that any provision of this Agreement is held to be invalid or unenforceable in a court of competent jurisdiction, the provision shall be modified as necessary to render it enforceable with a meaning substantially meeting the intent of the Parties hereto or, if such modification is not possible, stricken from the Agreement. Such holding shall not affect the validity or enforceability of any other provision herein.

28.  AMENDMENT

         This Agreement may be amended only by written agreement duly executed by the Parties hereto.

29.  WAIVERS

         Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms and conditions of this Agreement shall not in any way affect, limit or waive either Party's rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement

30. COMMUNICATIONS AND NOTICE

         Any notice or communication required under this Agreement shall be given in writing to the following addresses and shall be deemed received within three (3) business days after the date sent by first class, registered or certified mail:

         If to AlliedSignal:                     If to Mykotronx:
         AlliedSignal Communications Systems     Mykotronx, Inc.
         1300 East Joppa Road                    357 Van Ness Way, Suite 200
         Baltimore, Maryland 21286-5999          Torrance, California 90501
         Attn: Director of Contracts             Attn: Director of Contracts

                                                 with a copy to:
                                                 Mykotronx, Inc.
                                                 357 Van Ness Way, Suite 200
                                                 Torrance, California 90501
                                                 Attn: Program Manager

31.  KEY EMPLOYEES

         AlliedSignal shall dedicate the "Manufacturing Key Personnel" (as defined in the letter agreement, dated the date hereof, between AlliedSignal and Mykotronx) to the performance of AlliedSignal's obligations hereunder to the extent such obligations require such individual's full-time performance. In the event any Manufacturing Key Personnel inform AlliedSignal of plans to leave the employ of AlliedSignal, AlliedSignal shall use reasonable efforts to retain such person; provided, however , that the foregoing shall not require AlliedSignal to offer any bonuses or increase salaries or benefits other than at AlliedSignal's discretion. Further, the foregoing shall not prevent AlliedSignal, in its sole discretion, from offering any Manufacturing Key Personnel a promotion, or prevent any Manufacturing Key Personnel from accepting any promotion or transfer (within AlliedSignal or otherwise); provided, however, that the General Manager of the Communications Systems division of AlliedSignal shall, in any event, use reasonable efforts to balance the needs of the Manufacturing Key Personnel and the needs of the project in a manner that is intended to be equitable to all of the parties concerned. In the event any Manufacturing Key Personnel gives AlliedSignal notice that he or she has elected to leave AlliedSignal's employ, AlliedSignal shall give notice to Mykotronx and Mykotronx shall no longer be subject to the non- solicitation clause of the Asset Purchase Agreement with respect to such person. AlliedSignal shall use reasonable efforts, as quickly as is reasonably practicable, to replace any Manufacturing Key Personnel who leaves his or her current position with an individual of similar qualifications.

32.  ENTIRE AGREEMENT

         This Agreement, the Confidentiality Agreement referred to in Section
15.3 of the Purchase Agreement, and the other agreements and documents executed and delivered by the parties hereto and/or their affiliates simultaneously herewith including without limitation the Collective Agreements constitute the entire understanding between the Parties and supersedes any prior written or oral agreement or understanding with respect to the manufacturing of Products for Mykotronx. No modification of this Agreement, or waiver or addition to any of its terms and conditions, shall be binding upon either Party unless made in writing and signed by the Parties' authorized representatives.

         IN WITNESS WHEREOF the Parties have caused this Manufacturing Agreement to be executed as of the 30th day of September 1997.

AlliedSignal Inc.                          Mykotronx, Inc.


By:                                        By:
   ----------------------------------         ----------------------------------
Print Name:  Paul J. Hurley                Print Name: Avi Margalith

Title:  VP & General Manager               Title:  President